UNITED STATES
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CLEAN DIESEL TECHNOLOGIES, INC.
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Dear CDTi Stockholder:

As we close 2015 – in many respects a transformational year for CDTi – we look forward to 2016 as a breakout year for the company. Our momentum is driven by the successful launch of new products, winning new customers and entering new geographic markets. CDTi has also realigned and repositioned the company in support of its advanced materials and high-value catalyst strategy. Recent commercial and operational progress firmly positions the company on a path to sustainable profitability and long-term growth.

Trends in the macro environment favor CDTi and its unique capabilities. Transportation emissions continue to grow as a result of increased vehicle production globally with air pollution and emissions standards rising to the forefront of regulatory reforms around the world. All of the largest regulatory regions – North America, China, India and Europe – are ratcheting-up emissions standards, driving OEMs globally to seek proven, cost-effective solutions for compliance.

To adhere to stricter standards, many catalyst manufacturers are eager to adopt advanced technologies such as those CDTi incorporates into its products. This is best demonstrated by the supply agreement we signed with Panasonic Ecology Systems in November wherein we will supply our new synergized-platinum group metal (SPGM™) diesel oxidation catalyst (DOC). There are more deals in the pipeline that we expect to announce this year, and more long-term opportunities with programs using our breakthrough Spinel™ platform. The potential savings from deploying our next generation three-way catalyst technology in the context of a multi-million unit global vehicle passenger car market is enormous. As such, our Spinel™ initiatives represent a potential step change in business volumes over the longer term.

Our new business model involves selling our advanced technology to other manufacturers in the form of proprietary powders that they could incorporate into their own products. This enables us to shift our focus to where we add the most value – the development of highly cost-effective catalysts. As a result, we have been able to rationalize our asset base and our organization. We have been systematically divesting and outsourcing our low-value metal fabrication activities beginning with the sale of our Reno operations in 2014 and continuing with the closure of our Markham, Ontario facility this year. We have also been simplifying and downsizing our organization, starting in the executive suite. Exiting Markham enables us to consolidate activities at our Oxnard, California headquarters and eliminates a myriad of legal and accounting requirements. With the cost savings from the rationalization, we expect to achieve breakeven on an operating income from continuing operations basis by the end of this year.

Providing a near-term source of growing revenue contribution is DuraFit™, our proprietary line of replacement parts for heavy duty diesel truck emissions systems. Unlike any of our other businesses, DuraFit™ parts are standardized and sold to end users through retail and dealer networks, requiring no customized development or engineering. They meet or exceed original equipment manufacturer’s specifications at a much lower cost because they incorporate our highly cost effective catalyst technology. We have established ourselves as the market leader in this rapidly growing segment, and we expect significant growth in this business over the next few years.

CDTi is ideally positioned to help address the global health challenges created by vehicle emissions. We believe our catalyst technology portfolio is second-to-none and our advanced materials platforms, including Spinel™, position us as a leading innovator in the market place. With our new powder-to-coat business model, we expect to more effectively translate our technical leadership into commercial success than we have in the past. As we effectuate this transition, we will rely on the continued support of our shareholders and employees, for which we are extremely grateful.

Charles R. Engles
Chairman of the Board